Trinity Capital Inc. Reports Fourth Quarter and Full Year 2022 Financial Results

PHOENIX, (March 2, 2023 /PRNewswire/) -- Trinity Capital Inc. (Nasdaq: TRIN, TRINL) (“Trinity” or the “Company”), a leading provider of diversified financial solutions to growth-stage companies, today announced its financial results for the fourth quarter and year ended December 31, 2022.

Fourth Quarter 2022 Highlights

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Total investment income of $41.5 million, an increase of 75.8% year-over-year
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Net investment income (“NII”) of $21.6 million, or $0.62 per share, an increase of 103.8% year-over-year
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Aggregate debt and equity investment commitments of $239.5 million
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Total gross investments funded of $120.8 million, comprised of $70.4 million across seven new portfolio companies and $50.4 million across nine existing portfolio companies
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17.9% Return on Average Equity “ROAE” (NII/Average Equity)
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7.7% Return on Average Assets “ROAA” (NII/Average Assets)
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Debt principal repayments of $53.0 million, including $14.8 million from early repayments
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Investment portfolio of $1.09 billion at fair value, an increase of 5.0% from Q3 2022
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Net asset value (“NAV”) per share decreased to $13.15 from $13.74 on September 30, 2022
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Declared a dividend distribution of $0.61 per share, consisting of a regular dividend of $0.46 per share and a supplemental dividend of $0.15 per share. NII covered the regular dividend by 135%
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Entered into a joint venture agreement, providing $150.0 million of additional equity capitalization for co-investing alongside Trinity
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Received exemptive relief from the SEC for establishment of a Registered Investment Adviser (“RIA”) to be wholly owned by Trinity

“Trinity had a year of exceptional growth, furthering its momentum in 2022,” said Steve Brown, Chairman and Chief Executive Officer of Trinity. “Our operating performance generated a record $975.5 million in new commitments and fundings of $631.2 million, leading to record total investment income of $145.5 million and net investment income of $71.6 million. Our strong originations process allowed us to grow our portfolio on a cost basis by $355.7 million, or 44.6% year-over-year. We continued our strategic approach to growth with the recent announcements regarding our joint venture and the exemptive relief for our RIA by the SEC. We believe these two investment vehicles will provide accretive returns to our shareholders beginning in 2023.”

Brown concluded, “Our outstanding performance has allowed us to increase our dividend for eight straight quarters, resulting in gross dividends of $2.33 per share in 2022. In addition, we ended the year with approximately $60.4 million or $1.73 per share of earnings spillover. We enter 2023 focused on maintaining our credit quality and managing liquidity, while expanding our investment platform in a dynamic market. Trinity’s world-class team and rigorous underwriting process position our business to capture the opportunities in front of us.”

Full Year 2022 Highlights

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Total investment income of $145.5 million, an increase of 77.0% year-over-year
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Net investment income of $71.6 million, or $2.26 per share, an increase of 83.6% year-over-year
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Net realized gains of $32.9 million, or $0.94 per share based on shares outstanding at Q4 2022
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Total gross investments funded of $631.2 million, an increase of 13.0% year-over-year
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Net investment portfolio growth at cost of $355.7 million, an increase of 44.6% year-over-year
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Distributed $2.33 per share in the form of regular and supplemental dividends, an increase of 84.9% year-over-year
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Undistributed earnings spillover of $60.4 million, or $1.73 per share based on shares outstanding at Q4 2022
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Announced key industry hires to build Trinity’s life sciences financing vertical

“Trinity is operating on all cylinders. We have a healthy portfolio, solid balance sheet and ample liquidity heading into 2023,” said Kyle Brown, President and Chief Investment Officer of Trinity. “With the goal of becoming one of the premier venture growth lending platforms in the world, our focus remains on building an investment portfolio that continues to generate strong returns for our shareholders in all economic environments.”

Fourth Quarter 2022 Operating Results

For the three months ended December 31, 2022, total investment income was $41.5 million, compared to $23.6 million for the quarter ended December 31, 2021. The increase is primarily attributable to the higher weighted average debt investment portfolio and an increase in core yields between periods. This represents a core yield on the average debt investments at cost of 14.2% and 13.2% for the periods ended December 31, 2022 and 2021, respectively. The Company’s effective yield on the debt portfolio was 15.5% as of December 31, 2022, compared to 15.2% in the prior year. Effective yields generally include the impact of fees and income accelerations attributed to early loan repayments and other one-time events and may fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total operating expenses, excluding interest expense, for the fourth quarter of 2022 were $9.6 million, compared to $6.8 million during the fourth quarter of 2021. The increase was primarily attributable to higher compensation expense associated with additional headcount, variable compensation and amortization of restricted stock grants, higher professional fees and higher excise tax expense. Interest expense for the fourth quarter of 2022 was $10.3 million, compared to $6.2 million during the fourth quarter of 2021. The increase is primarily attributable to the higher debt outstanding under the Company’s 7% Unsecured Notes and December 2026 Notes, and higher weighted average borrowings and interest rates under the Company’s credit facility.

Net investment income was approximately $21.6 million, or $0.62 per share based on 35.1 million basic weighted average shares outstanding for the fourth quarter of 2022, compared to $10.6 million or $0.39 per share for the fourth quarter of 2021 based on 27.2 million basic weighted average shares outstanding.

Net unrealized depreciation of $13.6 million during the fourth quarter of 2022 was primarily attributable to specific markdowns of $18.2 million, $3.7 million of general market volatility and $2.2 million related to interest rate changes, offset by the reversal of $10.5 million of depreciation to realized loss.

Fourth quarter 2022 net realized loss on investments was approximately $9.6 million, primarily attributable to losses in two portfolio companies and warrant write-offs.

Fourth quarter 2022 net decrease in net assets resulting from operations was $1.6 million, or $0.05 per share based on 35.1 million basic weighted average shares outstanding. This compares to a net increase in net assets resulting from operations of $55.1 million or $2.03 per share based on 27.2 million basic weighted average shares outstanding for the fourth quarter of 2021.

Trinity's higher weighted average share count for the fourth quarter and full year of 2022 as compared to the same periods in the prior year is the result of approximately 6.9 million shares of common stock issued in connection with overnight offerings in 2022, approximately 364,000 shares issued under the dividend reinvestment plan and ATM program and approximately 665,000 net shares issued in connection with restricted stock awards, offset by approximately 186,000 shares repurchased in the fourth quarter of 2022 under the Company’s stock repurchase program.

Net Asset Value

As of December 31, 2022, total net assets decreased to $459.6 million, compared to $482.5 million as of September 30, 2022, and corresponding NAV per share decreased to $13.15 compared to $13.74. The decrease in NAV and NAV per share was primarily the result of net investment income that exceeded the

Company’s declared dividend by $0.01 per share offset by the unrealized depreciation and realized losses recognized during the fourth quarter. Approximately 75% of the unrealized depreciation was related to two portfolio companies, FemTec Health and Core Scientific (OTC: CORZQ), previously identified as troubled credits in prior quarters. The increase in the price of Bitcoin by approximately 40% since December 31, 2022 is expected to have a positive effect on Core Scientific’s operations.

Portfolio and Investment Activity

As of December 31, 2022, Trinity’s investment portfolio had an aggregate fair value of approximately $1.09 billion and was comprised of approximately $802.9 million in secured loans, $246.0 million in equipment financings and $45.6 million in equity and warrants across 116 portfolio companies. The Company’s debt portfolio is comprised of 65.6% first lien loans and 22.4% second lien loans with 67.5% of the debt portfolio at floating rates based on principal outstanding.

During the fourth quarter, the Company originated approximately $239.5 million of total new commitments. Fourth quarter investments funded totaled approximately $120.8 million, which was comprised of $70.4 million of investments in seven new portfolio companies and approximately $50.4 million of investments in nine existing portfolio companies. Investment fundings during the quarter for loans totaled $90.2 million, equipment financings totaled $29.0 million and warrant investments totaled $1.6 million.

Proceeds received from repayments of the Company's debt investments during the fourth quarter totaled approximately $53.0 million, which included $14.8 million from early debt repayments. The investment portfolio increased by $65.9 million or approximately 6.1% on a cost basis, and by $52.2 million or approximately 5.0% at fair value as compared to September 30, 2022.

As of the end of the fourth quarter, loans to two portfolio companies and equipment financings to two portfolio companies were on non-accrual status with a total fair value of approximately $17.8 million, or just 1.7% of the Company’s debt investment portfolio at fair value.

The following table shows the distribution of the Company’s loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of December 31, 2022 and September 30, 2022 (dollars in thousands):

		December 31, 2022		September 30, 2022
Investment Risk Rating Scale Range	Designation	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
4.0 - 5.0	Very Strong Performance	$2,729	0.3%	$92,008	9.2%
3.0 - 3.9	Strong Performance	239,872	22.9%	320,087	32.1%
2.0 - 2.9	Performing	756,596	72.1%	537,260	53.9%
1.6 - 1.9	Watch	39,315	3.7%	38,484	3.9%
1.0 - 1.5	Default/Workout	10,317	1.0%	9,339	0.9%
	Total	$1,048,829	100.0%	$997,178	100.0%

As of December 31, 2022, the Company’s loan and equipment financing investments had a weighted average risk rating score of 2.8 as compared to 2.9 as of September 30, 2022. Trinity’s grading scale is comprised of numerous factors, two key factors being liquidity and performance to plan. A company may be downgraded as it approaches the need for additional capital or if they are underperforming relative to their business plans. Conversely, they may be upgraded upon a capitalization or if they are exceeding their plan. As such, the overall grading may fluctuate quarter-to-quarter.

Stock Repurchase Program

On November 14, 2022, Trinity announced that its Board of Directors authorized a program for the purpose of repurchasing up to $25.0 million worth of the Company's common stock. Unless amended or extended by Trinity's Board of Directors, the Company expects the repurchase program to be in place until the earlier of November 11, 2023, or until $25.0 million of Trinity's outstanding shares of common stock have been repurchased. As noted, Trinity repurchased and retired approximately 186,000 shares of common stock during the fourth quarter of 2022 at an aggregate purchase price of $2.0 million.

Accretive Growth Announcements

On December 6, 2022, Trinity announced that it entered into an agreement to co-manage a newly formed joint venture, i40, LLC (the “JV”), that will invest in loans and equipment financings to growth-stage companies that have been originated by Trinity. The initial capital commitment to the JV is $171.4 million, consisting of a $21.4 million commitment from Trinity and a $150.0 million commitment from certain funds and accounts managed by a specialty credit manager (the “JV Partner”). During 2022, the JV did not make any investments in loans originated by Trinity. The JV Partner has invested in approximately $27.6 million of loans originated by Trinity through March 1, 2023.

On December 14, 2022, Trinity announced it was granted exemptive relief from the SEC that permits the Company to organize, acquire and wholly own a portfolio company that intends to operate as an investment adviser registered under the Investment Advisers Act of 1940.

Liquidity and Capital Resources

As of December 31, 2022, the Company had approximately $173.1 million in available liquidity, including $10.6 million in unrestricted cash and cash equivalents. At the end of the period, the Company had $162.5 million in available borrowing capacity under its credit facility subject to existing terms, advance rates and regulatory and covenant requirements.

As of December 31, 2022, Trinity's leverage was approximately 135% as compared to 118% as of September 30, 2022. The increase in the leverage ratio was primarily attributable to borrowings under the KeyBank Credit Facility.

Distributions

On December 15, 2022, the Company’s Board of Directors declared a regular and supplemental dividend totaling $0.61 per share with respect to the quarter ended December 31, 2022, which was paid on January 13, 2023, to shareholders of record as of December 30, 2022. The Board of Directors generally determines and announces the Company’s dividend distribution on a quarterly basis.

Conference Call

Trinity will hold a conference call to discuss its fourth quarter and full year 2022 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, March 2, 2023.

To listen to the call, please dial (800) 225-9448, or (203) 518-9708 internationally, and reference Conference ID: TRINQ422 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 934-3336 or (402) 220-1148.

About Trinity Capital Inc.

Trinity Capital Inc. (Nasdaq: TRIN and TRINL), an internally managed business development company, is a leading provider of diversified financial solutions to growth-stage companies with institutional equity investors. Trinity Capital’s investment objective is to generate current income and, to a lesser extent, capital appreciation through investments including term loans, equipment financings and equity-related investments. Trinity Capital believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience and track record in lending to growth stage companies. For more information, please visit the Company’s website at www.trinitycap.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID 19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission ("SEC"). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company's financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company's filings with the SEC, including in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Vibhor Garg
Managing Director, Marketing

Trinity Capital Inc.

ir@trincapinvestment.com

TRINITY CAPITAL INC.

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